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                                                                                                               EXHIBIT
                                                                                                               11.1
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                                                            THE LAMAUR CORPORATION

                                                            STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                                                            UNAUDITED

                                                            THREE MONTHS                   NINE MONTHS
                                                            ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,

                                                                 1997       1996                 1997        1996

NET INCOME ( LOSS)                                            ($4,866)     $610              ($7,632)       $544
DIVIDENDS ON SERIES B PREFERRED STOCK                            (100)     (100)                (300)       (133)
                                                            -----------------------        -------------------------
NET INCOME ( LOSS) AVAILABLE TO
COMMON SHAREHOLDERS                                           (4,966)       510               (7,932)        411
                                                            =======================        =========================
WEIGHTED AVERAGE SHARES OUTSTANDING                             5699       5570                 5674         4208

INCREMENTAL SHARES FROM THE EXERCISE OF WARRANTS AND
OPTIONS  (1)                                                      40        296                  99          423

SHARES ISSUED UPON THE CONVERSION OF SERIES A PREFERRED
STOCK                                                            660        660                 660          660



TOTAL WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
OUTSTANDING                                                     6399       6526                6433          5291
                                                            =======================        =========================


NET INCOME (LOSS) PER SHARE                                   ($0.78)     $0.08              ($1.23)        $0.08




(1)  IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION COMMON STOCK AND COMMON STOCK EQUIVALENTS
ISSUED WITHIN ONE YEAR OF AN INITIAL PUBLIC OFFERING ARE TO BE INCLUDED IN THE CALCULATION OF WEIGHTED AVERAGE COMMON AND
COMMON STOCK EQUIVALENT SHARES OUTSTANDING FOR ALL PERIODS PRESENTED USING THE TREASURY STOCK METHOD, EVEN THOUGH THEY ARE
ANTIDILUTIVE IN LOSS PERIODS

2) FULLY DILUTED EARNINGS PER SHARE IS NOT PRESENTED SINCE IT IS ANTIDILUTIVE

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